EXHIBIT 10.2

GOODWILL PURCHASE AGREEMENT

between

NICOLA STEPHENSON

TROIKA MEDIA GROUP, INC.

and

TROIKA-MISSION HOLDINGS, INC.

dated as of

June 29, 2018

- i -

- ii -

- iii -

- iv -

GOODWILL PURCHASE AGREEMENT

This Goodwill Purchase Agreement (this "Agreement"), dated as of June 29, 2018, is entered into by and among Nicola Stephenson, an individual ("Seller"), Troika Media Group, Inc., a Nevada corporation, and Troika-Mission Holdings, Inc., a New York corporation ("Buyer").

WHEREAS, Seller independently developed and is the owner of the Seller Intellectual Property (as defined below) and the personal goodwill of Seller consisting of close personal and ongoing business relationships, Trade Secrets (to the extent not already covered by the definition of Seller Intellectual Property) and knowledge used in connection with the Business (as defined below) through her personal ability, personality, reputation, skill and integrity and other information relating thereto (all of the foregoing is referred to herein collectively as the "Goodwill");

WHEREAS, Buyer is a wholly-owned subsidiary of TMG;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Goodwill, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, simultaneously herewith, Seller, Buyer and James Stephenson, an individual ("James"), are entering into that certain Equity Purchase Agreement, dated as of the date hereof (the "Equity Purchase Agreement"), pursuant to which, among other things, Seller and James are selling to Buyer, and Buyer is purchasing from Seller and James, (a) all of the issued and outstanding limited liability company membership interests in MissionCulture LLC, a Delaware limited liability company ("Mission US"), and (b) all of the issued and outstanding ordinary shares (the "Mission UK Shares") in Mission-Media Holdings Limited, a private limited company incorporated under the Laws of England and Wales (registered no. 06352697) ("Mission UK"), being the entire issued share capital of Mission UK.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Aggregate Purchase Price" has the meaning set forth in Section 2.02.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Documents" means the Equity Purchase Agreement, Escrow Agreement and the Bill of Sale.

"Basket" has the meaning set forth in Section 6.04(a).

"Bill of Sale" means the Bill of Sale to be executed and delivered to Buyer by Seller at the Closing, in the form of Exhibit A attached hereto.

"Business" means the advertising business of Mission US, Mission UK, MM Inc and MM Ltd.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 6.02.

"Buyer's Accountants" means RBSM, LLP.

"Buyer Shares" has the meaning set forth in Section 4.03(a).

"Calculation Periods" means  each of the calendar years ending on December 31, 2018, 2019, 2020, 2021 and 2022 (and 2023 but only in the event that Seller has not earned $10,000,000 of Earn-out Payments in the aggregate in respect of all Calculation Periods through the calendar year ending on December 31, 2022), respectively.

"Cap" has the meaning set forth in Section 6.04(a).

"Cause" has the meaning set forth in Seller's employment agreement with MM Inc, TMG or one of TMG's Affiliates.

"Closing" has the meaning set forth in Section 2.07.

"Closing Cash Consideration" has the meaning set forth in Section 2.02(a).

"Closing Date" has the meaning set forth in Section 2.07.

"Contingent Cash Calculation" has the meaning set forth in Section 2.04(b).

"Contingent Cash Calculation Objection Notice" has the meaning set forth in Section 2.04(b).

"Contingent Cash Calculation Statement" has the meaning set forth in Section 2.04(b).

"Contingent Cash Consideration" has the meaning set forth in Section 2.04(b).

"Contingent Cash Review Period" has the meaning set forth in Section 2.04(b).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Direct Claim" has the meaning set forth in Section 6.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller simultaneously with the execution and delivery of this Agreement.

"Dollars" or "$" means the lawful currency of the United States.

"Earn-out Calculation" has the meaning set forth in Section 2.05(b).

"Earn-out Calculation Delivery Date" has the meaning set forth in Section 2.05(b).

"Earn-out Calculation Objection Notice" has the meaning set forth in Section 2.05(b).

"Earn-out Calculation Statement" has the meaning set forth in Section 2.05(b).

"Earn-out Consideration" has the meaning set forth in Section 2.02(d).

"Earn-out Excess" has the meaning set forth in Section 2.05(h).

"Earn-out Payment" has the meaning set forth in Section 2.05(a).

"Earn-out Period" means the period beginning on January 1, 2019 and ending on December 31, 2022 (or December 31, 2023 but only in the event that Seller has not earned $10,000,000 of Earn-out Payments in the aggregate in respect of all Calculation Periods through the calendar year ending on December 31, 2022).

"Earn-out Shortfall" means, with respect to each Calculation Period occurring during the Earn-out Period, the amount (if any) by which the EBITDA Threshold for the applicable Calculation Period exceeds the EBITDA for such Calculation Period.

"Earn-out Shortfall Calculation Period" has the meaning set forth in Section 2.05(h).

"EBITDA" means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of Mission US and Mission UK (on a consolidated basis) for such Calculation Period determined in accordance with GAAP. The following shall be added back to EBITDA: 1. All legal, reporting, auditing and regulatory costs incurred in connection with TMG's status as a publicly traded company or SEC reporting company, 2. Incremental integration, back office and property costs exceeding the commitments of Mission UK and Mission US preceding the transactions contemplated by this Agreement, 3. Inter-company charges from TMG, and 4. Up to $200,000 of Transaction Expenses paid by Mission UK or Mission US in the Calculation Period ending December 31, 2018; provided, that for purposes of the Earn-out Calculation in respect of such Calculation Period only, the aggregate amount of all of the foregoing added back to EBITDA shall not exceed $200,000.  The parties understand and agree that Seller's total compensation for the period January 1, 2018 to June 30, 2018 shall not be deducted from the net income of Mission US and Mission UK (on a consolidated basis) in calculating EBITDA for the Calculation Period ending December 31, 2018.

"EBITDA Threshold" means, with respect to the Calculation Period ending December 31, 2019, $3,000,000, with respect to the Calculation Period ending December 31, 2020, $3,500,000 and with respect to any Calculation Period thereafter, $4,000,000.

"Employment Agreement" means that certain Employment Agreement, dated as of the date hereof, among MM Inc., TMG and Seller in the form attached hereto as Exhibit B.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Equity Purchase Agreement" has the meaning set forth in the recitals.

"Escrow Agent" means Withers Bergman LLP.

"Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Seller, James and Escrow Agent at the Closing, in the form of Exhibit C attached hereto.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Good Reason" has the meaning set forth in Seller's employment agreement with MM Inc, TMG or one of TMG's Affiliates.

"Goodwill" has the meaning set forth in the recitals.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Indemnified Party" has the meaning set forth in Section 6.05.

"Indemnifying Party" has the meaning set forth in Section 6.05.

"Independent Accountant" means an impartial internationally recognized firm of independent certified public accountants (other than Buyer's Accountants and Seller's Accountants) appointed by the mutual written agreement of Buyer and Seller.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

"James" has the meaning set forth in the recitals.

"Knowledge of Buyer or TMG" or any other similar knowledge qualification, means the actual knowledge of Christopher Broderick, Michael Tenore, Robert Machinist, and Andrew Bressman, as applicable, after due inquiry.

"Knowledge of Seller", "Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of Seller, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liability" means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of Seller (other than events, occurrences, facts, conditions or changes occurring generally in the economies where the Business operates or occurring generally in the advertising industry), or (b) the ability of Seller to consummate the transactions contemplated hereby.

"Material Breach" means Seller or James are in material breach of Sections 5.02 or Section 6.06 of this Agreement or the equivalent sections of the Equity Purchase Agreement.

"Mission UK" has the meaning set forth in the recitals.

"Mission UK Subsidiaries" means, collectively, MM Inc and MM Ltd.

"Mission US" has the meaning set forth in the recitals.

"MM Inc" means Mission Media USA, Inc., a New York corporation.

"MM Ltd" means Mission-Media Limited, a private limited company incorporated in England and Wales (registered no. 04745677).

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Review Period" has the meaning set forth in Section 2.05(b).

"SEC" means the U.S. Securities and Exchange Commission.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 6.03.

"Seller Intellectual Property" means all Intellectual Property that is owned by Seller.

"Seller IP Registrations" means all Seller Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Seller's Accountants" means Barnes Roffe LLP.

"Solvent" means, with respect to a particular date and Person, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the TMG Shares as contemplated by this Agreement, such Person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such Person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (v) such Person is not a defendant in any civil action that would result in a judgment that such Person is or would become unable to satisfy.

"Stock Consideration" has the meaning set forth in Section 2.02(c).

"Stock Consideration Release Date" means June 29, 2019, June 29, 2020, June 29, 2021, and June 29, 2022.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 6.05(a).

"TMG" means Troika Media Group, Inc., a Nevada corporation.

"TMG Audited Financial Statements" has the meaning set forth in Section 4.04.

"TMG Balance Sheet" has the meaning set forth in Section 4.04.

"TMG Balance Sheet Date" has the meaning set forth in Section 4.04.

"TMG Disclosure Schedules" means the Disclosure Schedules delivered by Buyer and TMG simultaneously with the execution and delivery of this Agreement.

"TMG Financial Statements" has the meaning set forth in Section 4.04.

"TMG Interim Financial Statements" has the meaning set forth in Section 4.04.

"TMG Group" means Buyer, TMG, Troika Services Inc., a New York corporation, Troika Analytics Inc., a New York corporation, Troika Design Group Inc., a California corporation, and Troika Productions LLC, a California limited liability company.

"TMG Group Benefit Plan" means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any member of the TMG Group for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of TMG Group or any spouse or dependent of such individual, or under which any member of the TMG Group or any of their respective TMG Group ERISA Affiliates has or may have any Liability, or with respect to which any member of the TMG Group would reasonably be expected to have any Liability, contingent or otherwise.

"TMG Group ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with any member of the TMG Group or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"TMG Group Insurance Policies" has the meaning set forth in Section 4.13.

"TMG Group Intellectual Property" means all Intellectual Property that is owned by any member of the TMG Group.

"TMG Group IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any member of the TMG Group is a party, beneficiary or otherwise bound.

"TMG Group IP Registration" means all TMG Group Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"TMG Group Material Customers" means each customer who has paid aggregate consideration to any member of the TMG Group for goods or services rendered in an amount greater than or equal to $200,000 for either of the two (2) most recent fiscal years.

"TMG Group Material Suppliers" means each supplier to whom any member of the TMG Group has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for either of the two (2) most recent fiscal years.

"TMG Group Multiemployer Plan" has the meaning set forth in Section 4.17(a).

"TMG Group Qualified Benefit Plan" has the meaning set forth in Section 4.17(a).

"TMG Group Single Employer Plan" has the meaning set forth in Section 4.17(b).

"TMG Group Systems" has the meaning set forth in Section 4.10(h).

"TMG Interim Balance Sheet" has the meaning set forth in Section 4.04.

"TMG Interim Balance Sheet Date." has the meaning set forth in Section 4.04.

"TMG Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of TMG, or (b) the ability of Buyer or TMG to consummate the transactions contemplated hereby.

"TMG Material Contracts" has the meaning set forth in Section 4.07(a).

"TMG Permitted Encumbrances" has the meaning set forth in Section 4.08(a).

"TMG Real Property" means the real property owned, leased or subleased by any member of the TMG Group, together with all buildings, structures and facilities located thereon.

"TMG Shares" has the meaning set forth in Section 2.02(c).

"TMG Stock" has the meaning set forth in Section 4.03(d).

"Transaction Expenses" means all fees and expenses incurred by Mission UK, any Mission UK Subsidiary, Mission US, MM Inc, Seller or James at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, other than any and all broker's fees associated herewith or therewith.

"Union" means a union, works council or labor organization.

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Goodwill, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02     Purchase Price.  Subject to the terms and conditions contained in this Agreement, as consideration for the Goodwill, Buyer shall pay Seller an aggregate purchase price, together with the aggregate purchase price under the Equity Purchase Agreement, not to exceed $25,000,000 plus the Stock Consideration (the "Aggregate Purchase Price"), which Aggregate Purchase Price consists of the following:

(a)     Cash, together with the cash payable under the Equity Purchase Agreement, in the amount of $11,000,000 (the "Closing Cash Consideration"), payable in accordance with the provisions set forth in Section 2.03;

(b)     Cash, together with the cash payable under the Equity Purchase Agreement,  in an amount, if any, up to $4,000,000 (the "Contingent Cash Consideration"), payable subject to the terms and conditions set forth in Section 2.04;

(c)     Up to, together with the shares issuable under the Equity Purchase Agreement, 50,000,000 (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) restricted shares of common stock in TMG, deliverable in accordance with the provisions set forth in Section 5.08 (such shares are referred to in this Agreement as the "TMG Shares"), and subject to the terms and conditions contained in the Escrow Agreement and Section 2.06 (the "Stock Consideration"); and

(d)     Cash, together with the cash payable under the Equity Purchase Agreement,  in an amount, if any, up to $10,000,000 (the "Earn-out Consideration"), payable subject to the terms and conditions set forth in Section 2.05.

Section 2.03     Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall:
(i)	deliver to Seller:
(A)	the Closing Cash Consideration by wire transfer of immediately available funds to the bank account designated in writing by Seller at or prior to Closing;
(B)
     the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at the Closing pursuant to this Agreement (in each case duly executed by Buyer or such Affiliate thereof that is party thereto);

(C)	a copy of the legal opinion of TMG's counsel in connection with the issuance of the TMG Shares; and
(D)	a copy of the authorization of the issuance of the TMG Shares.
(ii)	issue instructions to the TMG's transfer agent, American Stock Transfer & Trust Company, instructing TMG's transfer agent to issue the TMG Shares in accordance with Section 5.08.
(iii)	deliver to the Escrow Agent:
(A)	the Escrow Agreement, duly executed by Buyer; and
(b)	At the Closing, Seller shall:
(i)	deliver to Buyer:
(A)
     the Ancillary Documents and all other agreements (including the Employment Agreement), documents, instruments or certificates required to be delivered by Seller at the Closing pursuant to this Agreement (in each case duly executed by Seller);

(B)	the Equity Purchase Agreement, duly executed by Seller;
(C)	consolidated balance sheet with respect to Mission US and Mission UK as of May 31, 2018; and

(D)	current, as of Closing, cash report summarizing attached bank statements.
(ii)	deliver to the Escrow Agent, the Escrow Agreement, duly executed by Seller.

Section 2.04     Payment of Contingent Cash Consideration.

(a)     Subject to the terms and conditions of this Agreement, if EBITDA for the Calculation Period ending December 31, 2018 is equal to or greater than $2,500,000, then at such time as provided in Section 2.04(c), Buyer shall pay to Seller the Contingent Cash Consideration in cash by wire transfer of immediately available funds to the bank account designated in writing by Seller.  In the event that EBITDA for the Calculation Period ending December 31, 2018 is less than $2,500,000, the Contingent Cash Consideration shall be calculated as the product obtained by multiplying (A) $4,000,000, together with the cash payable under the Equity Purchase Agreement,  by (B) a fraction, the numerator of which is EBITDA for the Calculation Period ending December 31, 2018 and the denominator of which is $2,500,000.

(b)     On or before the date which is ninety (90) days after the last day of the Calculation Period ending December 31, 2018, Buyer shall prepare and deliver to Seller a written statement (the "Contingent Cash Calculation Statement") setting forth in reasonable detail its determination of EBITDA for the Calculation Period ending December 31, 2018 and Buyer's calculation of the Contingent Cash Consideration (the "Contingent Cash Calculation").  Seller shall have fifteen (15) Business Days after receipt of the Contingent Cash Calculation Statement (the "Contingent Cash Review Period") to review the Contingent Cash Calculation Statement and the Contingent Cash Calculation set forth therein.  During the Contingent Cash Review Period, Seller and her Representatives may inspect the respective books and records of Mission US and Mission UK during normal business hours at the respective offices of Mission US and Mission UK, in each case upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the amount of the resulting Contingent Cash Consideration.  Prior to the expiration of the Contingent Cash Review Period, Seller may object to the Contingent Cash Calculation set forth in the Contingent Cash Calculation Statement by delivering a written notice of objection (a "Contingent Cash Calculation Objection Notice") to Buyer.  Any Contingent Cash Calculation Objection Notice shall specify the items in the Contingent Cash Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver a Contingent Cash Calculation Objection Notice to Buyer prior to the expiration of the Contingent Cash Review Period, then the Contingent Cash Calculation set forth in the Contingent Cash Calculation Statement shall be final and binding on the parties hereto such failure shall constitute an indefeasible waiver of Seller's ability to challenge such Contingent Cash Calculation.  If Seller timely delivers a Contingent Cash Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the amount of the Contingent Cash Consideration.  If Buyer and Seller are unable to reach agreement within thirty (30) days after such a Contingent Cash Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Contingent Cash Calculation as promptly as practicable, but in no event longer than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Contingent Cash Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller (and not by independent review).  The resolution of the dispute and the calculation of EBITDA for the Calculation Period ending December 31, 2018 by the Independent Accountant shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Independent Accountant.

(c)     Subject to Section 2.04(e), the Contingent Cash Consideration that Buyer is required to pay pursuant to Section 2.04(a) hereof shall be paid in full no later than ten (10) Business Days following the date upon which the determination of EBITDA for the Calculation Period ending December 31, 2018 becomes final and binding upon the parties as provided in Section 2.04(b) (including any final resolution of any dispute raised by Seller in an Contingent Cash Calculation Objection Notice).  Notwithstanding any other provision contained in this Agreement, Seller's right to receive the Contingent Cash Consideration (if any) that becomes due and payable hereunder is expressly conditioned upon the following: (i) Seller is not in Material Breach of this Agreement, (ii) neither Seller nor James is in Material Breach of the Equity Purchase Agreement (as Material Breach is defined therein) and (iii) neither Seller nor James has been terminated for Cause by MM Inc, TMG or an Affiliate thereof and neither Seller nor James has quit employment by TMG or an Affiliate thereof without Good Reason, in each case as of the date such Contingent Cash Consideration is to be paid by Buyer.

(d)     Intentionally Omitted.

(e)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.04 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 6.06 of this Agreement.

Section 2.05     Payment of Earn-out Consideration.

(a)     Subject to the terms and conditions of this Agreement, at such times as provided in Section 2.05(d), Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period in which the EBITDA Threshold has been achieved an aggregate amount, if any (each, an "Earn-out Payment"), equal to fifty percent (50%) of EBITDA for the corresponding Calculation Period; provided, that (x) in no event shall Buyer be obligated to pay Seller more than $10,000,000, together with the cash payable under the Equity Purchase Agreement, in the aggregate in respect of all Calculation Periods during the Earn-out Period; and (y) in no event shall any Earn-out Payment (plus the amount, if any, payable under Section 2.05(h) in respect of the immediately preceding Earn-out Shortfall Calculation Period) exceed fifty percent (50%) of EBITDA for the corresponding Calculation Period.  For the avoidance of doubt, if the EBITDA for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earn-out Payment shall be due for such Calculation Period, except as expressly set forth in Section 2.05(h).

(b)     On or before the date which is ninety (90) days after the last day of each Calculation Period (each such date, an "Earn-out Calculation Delivery Date"), Buyer shall prepare and deliver to Seller a written statement (in each case, an "Earn-out Calculation Statement") setting forth in reasonable detail its determination of EBITDA for the applicable Calculation Period and Buyer's calculation of the resulting Earn-out Payment, if any (in each case, an "Earn-out Calculation").  Seller shall have fifteen (15) Business Days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the "Review Period") to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein.  During the Review Period, Seller and her Representatives may inspect the respective books and records of Mission US and Mission UK during normal business hours at the respective offices of Mission US and Mission UK, in each case upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA and the resulting Earn-out Payment (if any).  Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an "Earn-out Calculation Objection Notice") to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto and such failure shall constitute an indefeasible waiver of Seller's ability to challenge such Earn-out Calculation.  If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-out Payment (if any) for the applicable Calculation Period.  If Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event longer than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller (and not by independent review).  The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Independent Accountant.

(c)     Except as set forth in Section 2.05(h), (i) Buyer's obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.05(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and (ii) the obligation to pay an Earn-out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment.  Notwithstanding any other provision contained in this Agreement, Seller's right to receive any Earn-out Payment that becomes due and payable hereunder is expressly conditioned upon the following:  (i) Seller is not in Material Breach of this Agreement, (ii) neither Seller nor James is in Material Breach of the Equity Purchase Agreement (as Material Breach is defined therein) and (iii) neither Seller nor James has been terminated for Cause by MM Inc, TMG or an Affiliate thereof and neither Seller nor James has quit employment by TMG or an Affiliate thereof without Good Reason, in each case as of the date such Earn-out Payment is to be paid by Buyer.

(d)     Subject to Section 2.05(e), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.05(a) hereof shall be paid in full no later than ten (10) Business Days following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.05(b) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice).  Buyer shall pay to Seller the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank account designated in writing by Seller.

(e)     Subsequent to the Closing, at all times during the Earn-out Period (or until Seller has earned $10,000,000 of Earn-out Payments in the aggregate in respect of all Calculation Periods during the Earn-out Period), TMG and Buyer shall operate the respective businesses of Mission US, Mission UK and MM Ltd in the ordinary course of business consistent with the respective past practices of Mission US, Mission UK and MM Ltd, and will (except with the prior written consent of the Seller):

(i)	maintain separate books and records for the Business;
(ii)	generate appropriate stand-alone financial statements of the Business in order for all EBITDA to be calculated and reviewed in accordance with this Agreement;
(iii)	provide reasonable access and information to Seller so that Seller can monitor, from time to time, the ongoing financial performance of the Business; and
(iv)
     promote and continue the operations of the Business with a view to the achievement of the maximization of EBITDA during the Earn-Out Period consistent with and subject to overall fair and reasonable enterprise wide objectives and policies.

(f)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.05 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 6.06 of this Agreement.

(g)     The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, Mission US or Mission UK, (ii) Seller shall not have any rights as a security holder of Buyer, Mission US or Mission UK as a result of Seller's contingent right to receive any Earn-out Payment hereunder and (iii) no interest is payable with respect to any Earn-out Payment.

(h)     With respect to each Calculation Period (other than the Calculation Period ending December 31, 2023, if applicable), in the event that an Earn-out Shortfall exists in respect thereof (an "Earn-out Shortfall Calculation Period") and EBITDA for the immediately succeeding Calculation Period exceeds the sum of (A) the EBITDA Threshold for such succeeding Calculation Period plus (B) the amount of such Earn-out Shortfall (the amount of such excess, if any, is referred to herein as the "Earn-out Excess"), then Seller shall be entitled to receive an Earn-Out Payment in respect of such Earn-out Shortfall Calculation Period, which Earn-Out Payment shall be calculated as though the EBITDA for such Earn-out Shortfall Calculation Period was the sum of (A) the actual EBITDA for such Earn-out Shortfall Calculation Period plus (B) the Earn-out Excess of the immediately succeeding Calculation Period. The foregoing provisions of this Section 2.05(h) are subject to the provisions set forth in Section 2.05(a), including, but not limited to, clause (y) thereof.

Section 2.06     Subsequent Issuance of TMG Shares.

(a)     Subject to the terms and conditions of this Agreement, on each Stock Consideration Release Date (or if such Stock Consideration Release Date is not a Business Day, then on the next Business Day), Buyer shall cause to be released to Seller from the escrow established under the Escrow Agreement (and the parties hereto shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such TMG Shares to Seller), 5,000,000 (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) restricted TMG Shares issued as described in Section 5.08; provided that on such Stock Consideration Release Date (a) Seller is not in Material Breach of this Agreement, (b) neither Seller nor James is in Material Breach of the Equity Purchase Agreement and (c) neither Seller nor James has been terminated for Cause by MM Inc, TMG or an Affiliate thereof and neither Seller nor James has quit employment by TMG or an Affiliate thereof without Good Reason, in each case as of such Stock Consideration Release Date.  In the event that any of the foregoing conditions precedent is not satisfied on any particular Stock Consideration Release Date, then the TMG Shares corresponding thereto shall be released to TMG (and the parties hereto shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such TMG Shares to TMG).

(b)     Buyer shall have the right to withhold and set off against any amount otherwise due to be paid or released pursuant to this Section 2.06 the amount of any Losses to which any Buyer Indemnitee is entitled pursuant to Section 6.06 of this Agreement.

Section 2.07     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof (the "Closing Date") via the exchange of this Agreement and the other Ancillary Documents by all the parties hereto and thereto.

Section 2.08     Withholding Tax.  Buyer shall be entitled to deduct and withhold from the Aggregate Purchase Price (and/or any portion thereof) all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09     Allocation of Aggregate Purchase Price.  The parties shall allocate the Aggregate Purchase Price among this Agreement and the Equity Purchase Agreement in the manner specified in the Equity Purchase Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01     Authority and Binding Obligation.  Seller is an individual and has the full legal capacity to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the other parties hereto or thereto, as applicable) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

Section 3.02     Brokers. Except as set forth in Section 3.02 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 3.03     Investment in TMG Shares.  Seller understands that the offer and sale of the TMG Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws.  Seller is acquiring the TMG Shares for Seller's own account, for Seller's own investment only and not with a view to resale or distribution thereof.  Seller acknowledges that the TMG Shares may not be sold or otherwise transferred without registration of the offer and sale thereof under the Securities Act, or an exemption therefrom, and applicable state securities laws.  Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in TMG and making an informed decision with respect thereto, and Seller is able to bear the economic and financial risk of an investment in TMG for an indefinite period of time.

Section 3.04     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller is bound or to which any of Seller's properties and assets are subject; or (c) result in the creation or imposition of any Encumbrance on any properties or assets of Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05     Goodwill and Intellectual Property.

(a)     Seller has good and valid title to all the Seller Intellectual Property and the Goodwill, in each case free and clear of all Encumbrances, and Seller is, and has at all times been, the sole and exclusive owner of all of the Seller Intellectual Property and the Goodwill, in each case free and clear of all Encumbrances.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller's right to own or use any Seller Intellectual Property or any of the Goodwill.

(b)      Section 3.05 of the Disclosure Schedules contains a correct, current, and complete list of all (i) Seller IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status and (ii) all unregistered Trademarks included in the Seller Intellectual Property; and (iii) all other Seller Intellectual Property used or held for use in the Business as currently conducted and as proposed to be conducted.  All required filings and fees related to the Seller IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Seller IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Seller IP Registrations.

(c)     All of the Seller Intellectual Property is valid and enforceable.  Seller has taken all necessary steps to maintain and enforce the Seller Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Seller Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(d)     Neither the Seller Intellectual Property nor the Goodwill has infringed, misappropriated or otherwise violated, and neither the Seller Intellectual Property nor the Goodwill will infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Seller Intellectual Property or any Goodwill.

(e)     Except as set forth in Section 3.05(e) of the Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by Seller of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Seller Intellectual Property or the Goodwill; or (iii) by Seller or any other Person alleging any infringement, misappropriation or other violation by any Person of the Seller Intellectual Property.  Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Seller Intellectual Property or the Goodwill.

Section 3.06     Legal Proceedings; Governmental Orders.

(a)     Except as set forth on Section 3.06 of the Disclosure Schedule, there are no Actions pending or, to Seller's Knowledge, threatened (a) against or by Seller affecting any of Seller's properties or assets (including the Goodwill or any portion thereof); or (b) against or by Seller, James, or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any of Seller's properties or assets (including the Goodwill or any portion thereof).

Section 3.07     Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER AND TMG

Buyer and TMG represent and warrant to Seller that the statements contained in this ARTICLE VI are true and correct as of the date hereof.

Section 4.01     Organization and Authority.

(a)     Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each Seller) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(b)     TMG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  TMG has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which TMG is a party, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by TMG of this Agreement and any Ancillary Document to which TMG is a party, the performance by TMG of its obligations hereunder and thereunder and the consummation by TMG of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of TMG. This Agreement and each Ancillary Document to which TMG is a party has been duly executed and delivered by TMG, and (assuming due authorization, execution, and delivery by each Seller) this Agreement and each such Ancillary Document constitutes a legal, valid and binding obligation of TMG enforceable against TMG in accordance with its terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

Section 4.02     No Conflicts; Consents. Except as set forth in Section 4.02 of the TMG Disclosure Schedules, the execution, delivery and performance by Buyer and TMG of this Agreement and the Ancillary Documents to which Buyer or TMG is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or TMG; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or TMG; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any member of TMG Group is a party or by which any member of TMG Group is bound or to which any of their respective properties and assets are subject (including any TMG Material Contract) or any Permit affecting the properties, assets of business of TMG Group or (d) result in the creation or imposition of any Encumbrances other than TMG Permitted Encumbrances on any properties or assets of TMG Group. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or TMG in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03     Capitalization.

(a)     The authorized capital stock of Buyer consists of 200 shares of common stock, par value $0.001, of which 200 shares are issued and outstanding (the "Buyer Shares"). TMG owns all of the Buyer Shares. The Buyer Shares have been duly authorized and are validly issued, fully-paid and non-assessable.

(b)     The Buyer Shares were issued in compliance with applicable Laws. The Buyer Shares were not issued in violation of the Organizational Documents of Buyer or any other agreement, arrangement, or commitment to which Buyer is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)     There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Buyer Shares obligating Buyer to issue or sell any shares, or any other interest, in Buyer. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Buyer Shares.

(d)     The authorized capital stock of TMG consists of 600,000,000 shares of common stock, par value $0.001 and 15,000,000 shares of preferred stock, par value $0.20 per share as amended on April 24, 2018 (the "TMG Stock").  As of the date hereof, there were 178,169,348 shares of common stock; 720,000 shares of non-convertible Preferred Stock; 2,495,000 shares of Series B Preferred Stock (convertible into approximately 8,910,715 shares of Common Stock); 869,149 shares of Series C Preferred Stock (convertible into approximately 173,828,800 shares of Common Stock), and 626,500 shares of Series D Preferred Stock (convertible into approximately 25,060,000 shares of Common Stock) issued and outstanding. All TMG Stock has been duly authorized and are validly issued, fully-paid and non-assessable.

(e)     All TMG Stock was issued in compliance with applicable Laws. All TMG Stock was not issued in violation of the Organizational Documents of TMG or any other agreement, arrangement, or commitment to which TMG is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(f)     Except as set forth in Section 4.03(f) of the TMG Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any TMG Stock obligating TMG to issue or sell any shares, or any other interest, in TMG. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the TMG Stock.

Section 4.04     Financial Statements. Complete copies of TMG's audited financial statements consisting of the balance sheet of TMG as at December 31, 2015 and the related statements of income and retained earnings, members' equity and cash flow for the year then ended (the "TMG Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of TMG as at May 31, 2018 and the related statements of income and retained earnings, members' equity and cash flow for the five-month period then ended (the "TMG Interim Financial Statements" and together with the TMG Audited Financial Statements, the "TMG Financial Statements") have been provided to Seller prior to Closing. The TMG Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the TMG Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the TMG Audited Financial Statements). The TMG Financial Statements are based on the books and records of TMG, and fairly present the financial condition of TMG as of the respective dates they were prepared and the results of the operations of TMG for the periods indicated.  The business of TMG has been operated in a manner consistent with the operation of the business of Buyer. The balance sheet of TMG as of December 31, 2015 is referred to herein as the "TMG Balance Sheet" and the date thereof as the "TMG Balance Sheet Date" and the balance sheet of TMG as of May 31, 2018 is referred to herein as the "TMG Interim Balance Sheet" and the date thereof as the "TMG Interim Balance Sheet Date." TMG maintains a standard system of accounting established and administered in accordance with GAAP.  Buyer is newly formed and has not conducted any operations to date.

Section 4.05     Undisclosed Liabilities. TMG has no Liabilities, except (a) those which are adequately reflected or reserved against in the TMG Interim Balance Sheet as of the TMG Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the TMG Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06     Absence of Certain Changes, Events, and Conditions.  Except as set forth in Section 4.06 of the TMG Disclosure Schedules, since the TMG Interim Balance Sheet Date, respectively, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to TMG, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a TMG Material Adverse Effect;

(b)     amendment of the Organizational Documents of TMG;

(c)     split, combination or reclassification of any TMG Stock;

(d)     issuance, sale or other disposition of, or creation of any Encumbrance on, any TMG Stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any TMG Stock;

(e)     declaration or payment of any distributions on or in respect of any TMG Stock, or redemption, purchase or acquisition of any outstanding TMG Stock;

(f)     material change in any method of accounting or accounting practice of TMG, except as required by GAAP or as disclosed in the notes to the TMG Financial Statements;

(g)     material change in TMG's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)     entry into any Contract that would constitute a TMG Material Contract, other than with any other member of TMG Group;

(i)     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the TMG Interim Balance Sheet or cancellation of any debts or entitlements;

(k)     transfer or assignment of or grant of any license or sublicense under or with respect to any TMG Group Intellectual Property or TMG Group IP Agreements;

(l)     abandonment or lapse of or failure to maintain in full force and effect any TMG Group IP Registration or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the TMG Group Intellectual Property;

(m)     material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)     any capital investment in, or any loan to, any other Person;

(o)     acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any TMG Material Contract) to which TMG is a party or by which it is bound;

(p)     any material capital expenditures;

(q)     imposition of any Encumbrance upon any of TMG's properties or assets, tangible or intangible;

(r)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $30,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s)     hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer, except to fill a vacancy in the ordinary course of business;

(t)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) TMG Group Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(v)     entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(z)     action by TMG to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of TMG in respect of any Post-Closing Tax Period; or

(aa)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07     Material Contracts.

(a)     Section 4.07(a) of the TMG Disclosure Schedules lists each of the following Contracts of the TMG Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any TMG Real Property (including without limitation, brokerage contracts) and all TMG Group IP Agreements, being "TMG Material Contracts"):

(i)
     each Contract of any member of the TMG Group involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by such member without penalty or without more than ninety (90) days' notice;

(ii)	all Contracts that require any member of the TMG Group to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)	all Contracts that provide for the indemnification by any member of the TMG Group of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)
     all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)
     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any member of the TMG Group is a party;

(vi)
     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any member of the TMG Group is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of any member of the TMG Group;
(viii)	all Contracts with any Governmental Authority to which any member of the TMG Group is a party;
(ix)	all Contracts that limit or purport to limit the ability of any member of the TMG Group to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)	any Contracts to which any member of the TMG Group is a party that provide for any joint venture, partnership or similar arrangement by any member of the TMG Group;
(xi)	all Contracts between or among any member of the TMG Group, on the one hand, and any other member of the TMG Group, on the other hand;
(xii)	all collective bargaining agreements or Contracts with any Union to which any member of the TMG Group is a party; and
(xiii)	any other Contract that is material to any member of the TMG Group and not previously disclosed pursuant to this Section 4.07.

(b)     Each TMG Material Contract is valid and binding on each TMG Group member that is a party thereto in accordance with its terms and is in full force and effect.  Neither any TMG Group member nor, to the Knowledge of Buyer and TMG, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any TMG Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any TMG Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each TMG Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Seller.

Section 4.08     Title to Assets; Real Property.

(a)     TMG (or another member of the TMG Group) has good and valid title to, or a valid leasehold interest in, all TMG Real Property and personal property and other assets reflected in the TMG Audited Financial Statements or acquired after the TMG Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the TMG Interim Balance Sheet Date.   All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "TMG Permitted Encumbrances"):

(i)	liens for Taxes not yet due and payable;
(ii)
     mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable;

(iii)
     easements, rights of way, zoning ordinances and other similar encumbrances affecting TMG Real Property, as applicable, which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable; or

(iv)
     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of TMG or the other members of the TMG Group, as applicable.

(b)     The use and operation of the TMG Real Property in the conduct of TMG Group's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of TMG or another member of the TMG Group encroach on real property owned or leased by a Person other than the TMG Real Property, as applicable. There are no Actions pending or, to the Knowledge of Buyer and TMG, threatened, against or affecting the TMG Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.09     Condition and Sufficiency of Assets.  The furniture, fixtures, equipment, vehicles and other items of tangible personal property of TMG Group are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the members of the TMG Group, together with all other properties and assets of TMG Group, are sufficient for the continued conduct of TMG Group's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of TMG Group as currently conducted.

Section 4.10     Intellectual Property.

(a)     All required filings and fees related to the TMG Group IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all TMG Group IP Registrations are otherwise in good standing.

(b)     Each TMG Group IP Agreement is valid and binding on each member of the TMG Group that is a party thereto in accordance with its terms and is in full force and effect.  Neither any member of the TMG Group nor, to the Knowledge of Buyer and TMG, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any TMG Group IP Agreement.

(c)     TMG or another member of the TMG Group is the sole and exclusive legal and beneficial, and with respect to the TMG Group IP Registrations, record, owner of all right, title and interest in and to the TMG Group Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of TMG Group's business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than TMG Permitted Encumbrances. TMG or another member of the TMG Group has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor of the TMG Group whereby such employee or independent contractor (i) acknowledges TMG's (or another member of the TMG Group's) exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with TMG Group; (ii) grants to TMG or another member of the TMG Group a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.

(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, TMG Group's right to own or use any TMG Group Intellectual Property or any Intellectual Property subject to any TMG Group IP Agreement.

(e)     All of the TMG Group Intellectual Property is valid and enforceable, and all TMG Group IP Registrations are subsisting and in full force and effect.  TMG Group has taken all necessary steps to maintain and enforce the TMG Group Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the TMG Group Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)     The conduct of TMG Group's business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of TMG Group, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.  To the Knowledge of TMG and Buyer, no Person has infringed, misappropriated or otherwise violated any TMG Group Intellectual Property.

(g)     Except as set forth in Section 4.10(g) of the TMG Disclosure Schedules, there are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by TMG Group of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any TMG Group Intellectual Property; or (iii) by TMG Group or any other Person alleging any infringement, misappropriation or other violation by any Person of the TMG Group Intellectual Property. TMG Group is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. TMG Group is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any TMG Group Intellectual Property.

(h)     The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by TMG Group ("TMG Group Systems") are reasonably sufficient for the immediate and anticipated needs of the business of TMG Group. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any TMG Group Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such TMG Group Systems or the conduct of TMG Group's business; (ii) material loss, destruction, damage, or harm of or to TMG Group or its operations, personnel, property, or other assets; or (iii) liability of any kind to TMG Group.  TMG Group has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the TMG Group Systems and the data and other information stored or processed thereon. TMG Group (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.11     Accounts Receivable. The accounts receivable (billed and unbilled) reflected on the TMG Interim Balance Sheet and the accounts receivable (billed and unbilled) of TMG as of the date hereof (a) have arisen from bona fide transactions entered into by TMG involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of TMG not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the TMG Interim Balance Sheet or, with respect to accounts receivable arising after the TMG Interim Balance Sheet Date, on the accounting records of TMG have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  With respect to all unbilled work-in-process of TMG as of the date hereof, TMG expects that valid invoices will be issued in respect thereof by TMG in its ordinary course of business without any significant discounts or write-downs.

Section 4.12     Customers and Suppliers.

(a)     TMG has not received any notice, and has no reason to believe, that any of the TMG Group Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the TMG Group.

(b)     TMG has not received any notice, and has no reason to believe, that any of the TMG Group Material Suppliers has ceased, or intends to cease, to supply goods or services to TMG Group or to otherwise terminate or materially reduce its relationship with the TMG Group.

Section 4.13     Insurance. All current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by TMG Group and relating to the assets, business, operations, employees, officers and managers of TMG Group (collectively, the "TMG Group Insurance Policies") are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. TMG Group has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such TMG Group Insurance Policies. All premiums due on such TMG Group Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each TMG Group Insurance Policy. The TMG Group Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of TMG Group. All such TMG Group Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of TMG Group pending under any such TMG Group Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. TMG Group is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such TMG Group Insurance Policy. The TMG Group Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to TMG Group and are sufficient for compliance with all applicable Laws and Contracts to which TMG Group is a party or by which it is bound.

Section 4.14     Legal Proceedings; Governmental Orders.

(a)     There are no Actions pending or, to Buyer or TMG's Knowledge, threatened, (i) against or by any member of TMG Group affecting any of its properties or assets or (ii) against or by Buyer, TMG or any other member of the TMG Group that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 4.14 of the TMG Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or TMG or any of their respective properties or assets.

Section 4.15     Compliance With Laws; Permits.

(a)     Except as set forth in Section 4.15(a) of the TMG Disclosure Schedules, each of Buyer and TMG has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.

(b)     All Permits required for Buyer or TMG, as applicable, to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit issued to Buyer or TMG.

Section 4.16     Environmental Matters.

(a)     TMG Group is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     No real property currently or formerly owned, operated or leased by TMG Group is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of TMG Group, to the Knowledge of Buyer or TMG, any real property currently or formerly owned, operated or leased by TMG Group, and no member of TMG Group has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of TMG Group (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by TMG Group.

(d)     TMG Group has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e)     TMG Group is not aware of or reasonably anticipates, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of TMG Group as currently carried out.

Section 4.17     Employee Benefit Matters.

(a)     Each TMG Group Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "TMG Group Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each TMG Group Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "TMG Group Qualified Benefit Plan") is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such TMG Group Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any TMG Group Qualified Benefit Plan. Nothing has occurred with respect to any TMG Group Benefit Plan that has subjected or could reasonably be expected to subject TMG Group or, with respect to any period on or after the Closing Date, Seller or any of her Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(b)     No pension plan (other than a TMG Group Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a "TMG Group Single Employer Plan") in which employees of TMG Group or any TMG Group ERISA Affiliate participate or have participated has an "accumulated funding deficiency", whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No TMG Group Single Employer Plan covering employees of TMG Group which is a defined benefit plan has an "adjusted funding target attainment percentage", as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each TMG Group Benefit Plan have been timely paid in accordance with the terms of such TMG Group Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded TMG Group Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c)     Neither any member of the TMG Group nor any TMG Group ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any TMG Group Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any TMG Group Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(d)     With respect to each TMG Group Benefit Plan (i) no such plan is a TMG Group Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a TMG Group Single Employer Plan subject to Title IV of ERISA; and (v) no "reportable event," as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(e)     Each TMG Group Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to TMG Group other than ordinary administrative expenses typically incurred in a termination event. TMG Group has no commitment or obligation and have not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any TMG Group Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)     Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no TMG Group Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, neither any member of TMG Group nor any TMG Group ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(g)     There is no pending or, to the Knowledge of Buyer or TMG, threatened Action relating to a TMG Group Benefit Plan (other than routine claims for benefits), and no TMG Group Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)     There has been no amendment to, announcement by TMG Group relating to, or change in employee participation or coverage under, any TMG Group Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  TMG Group has no commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any TMG Group Benefit Plan or any collective bargaining agreement.

(i)     Each TMG Group Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  TMG Group has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(j)     Each individual who is classified by TMG Group as an independent contractor has been properly classified for purposes of participation and benefit accrual under each TMG Group Benefit Plan.

(k)     Except as set forth in Section 4.17(k) of the TMG Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of TMG Group to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of TMG Group to merge, amend or terminate any TMG Group Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any TMG Group Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Seller have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.18     Employment Matters.

(a)     Except as set forth in Section 4.18(a) of the TMG Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of TMG Group for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of TMG Group with respect to any compensation, commissions, bonuses or fees, other than any payments to be made thereto in the ordinary course of business (e.g., payroll).

(b)     Except as set forth in Section 4.18(b) of the TMG Disclosure Schedules, each TMG Group member is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of TMG Group, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting TMG Group or any of its respective employees.  TMG Group has no duty to bargain with any Union.

(c)     Except as set forth in Section 4.18(c) of the TMG Disclosure Schedules, TMG Group is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, independent contractor classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by TMG Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of TMG Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  TMG Group is in compliance with and has complied with all immigration laws, including From I-9 requirements and any applicable mandatory E-Verify obligations.  There are no Actions against TMG Group pending or, to the Knowledge of Buyer or TMG, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of TMG Group, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)     To the Knowledge of Buyer and TMG, no employee of Buyer or TMG intends to terminate such employee's employment with Buyer or TMG, as applicable, or solicit any clients or customers in each case, (prospective or actual) of Buyer or TMG.

Section 4.19     Taxes.

(a)     Except as set forth in Section 4.19(a) of the TMG Disclosure Schedules, All Tax Returns required to be filed on or before the Closing Date by TMG have been timely filed.  Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by TMG (whether or not shown on any Tax Return) have been timely paid.

(b)     TMG withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No claim has been made by any taxing authority in any jurisdiction where TMG does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of TMG.

(e)     Buyer, as a newly formed entity, has not incurred any tax liability. The amount of TMG's Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the TMG Financial Statements. The amount of TMG's Liability for unpaid Taxes for all periods following the end of the recent period covered by the TMG Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of TMG (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)     All deficiencies asserted, or assessments made, against TMG as a result of any examinations by any taxing authority have been fully paid.

(g)     Except as set forth in Section 4.19(g) of the TMG Disclosure Schedules, TMG is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to TMG.

(h)     There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of TMG.

(i)     TMG is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(j)     No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to TMG.

(k)     Except as set forth in Section 4.19(k) of the TMG Disclosure Schedules, TMG will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)
     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)	a prepaid amount received on or before the Closing Date;
(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v)	any election under Section 108(i) of the Code.

(l)     TMG is a not "foreign person" as that term is used in Treasury Regulations Section 1.1445-2 and Section 1446(f)(2) of the Code.  TMG has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.  TMG is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of TMG under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

Section 4.20     Books and Records. The minute books of each of Buyer and TMG have been made maintained in accordance with sound business practices. The respective minute books of Buyer and TMG contain accurate and complete records of all meetings, and actions taken by written consent of, the members, managers, shareholders, officers and directors, as applicable, and no meeting, or action taken by written consent, of any such members, managers, shareholders, officers and directors, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books.  All of such books and records are in the respective possession of Buyer or TMG.

Section 4.21     Valid Issuance of Securities. The TMG Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

Section 4.22     Compliance with Securities Laws. Assuming the accuracy of the representations of Seller herein, the issuance and delivery of the TMG Shares by TMG to Seller in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and will be exempt from the registration or qualification requirements of the New York state securities or "blue sky" laws.

Section 4.23     Solvency. TMG is and, immediately after giving effect to the transactions contemplated by this Agreement upon Closing, will be Solvent.

Section 4.24     No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of TMG or Buyer.

Section 4.25     Full Disclosure. No representation or warranty by Buyer or TMG in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
COVENANTS

Section 5.01     Confidentiality. From and after the Closing, Seller shall, and shall cause Seller's Affiliates to, hold (and shall use reasonable best efforts to cause their respective Representatives to hold) in confidence any and all information, whether written or oral, concerning the Goodwill, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or any of Seller's Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or any of Seller's Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of Affiliate of Seller (or any of their respective Representatives) is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by Seller's counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02     Non-Competition; Non-Solicitation.  The provisions set forth in Section 7.05 (Non-Competition; Non-Solicitation) of the Equity Purchase Agreement are hereby incorporated by reference as such provisions relate to Seller.

Section 5.03     Lock Up/Leak Out. The provisions set forth in Section 7.11 (Lock Up/Leak Out) of the Equity Purchase Agreement are hereby incorporated by reference as such provisions relate to Seller.

Section 5.04     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

Section 5.05     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06     Breach of Equity Purchase Agreement.  Notwithstanding any other provision contained in this Agreement, Seller agrees that any breach of the Equity Purchase Agreement by Seller and/or James shall be deemed to be a breach by Seller of this Agreement.

Section 5.07     Closing Balance Sheets.  Within ninety (90) days of Closing, Seller shall deliver to Buyer an unaudited closing balance sheet (as of June 30, 2018) with respect to Mission US, prepared in accordance with GAAP, and an unaudited consolidated balance sheet (as of June 30, 2018) of Mission UK, prepared in accordance with UK GAAP.

Section 5.08     Issuance of TMG Shares. Within two (2) Business Days following the Closing, Buyer shall:

(a)     cause 5,000,000 TMG Shares to be issued to Seller and cause TMG's transfer agent to record Seller's ownership of such TMG Shares in TMG's transfer agent's book-entry system.

(b)     deliver to the Escrow Agent:

(A)     40,000,000, together with the shares issuable under the Equity Purchase Agreement, (subject to equitable adjustment for stock splits, stock combinations, reclassifications, recapitalizations or other similar events) TMG Shares, as issued by TMG to Seller (which TMG Shares shall be issued to Seller and recorded by TMG's transfer agent in TMG's transfer agent's book-entry system as held by Escrow Agent pursuant to the Escrow Agreement), to be held and administered subject to and in accordance with the terms and conditions of the Escrow Agreement (subject to Section 2.06) and, provided further, that notwithstanding any provision of this Agreement or the Escrow Agreement to the contrary, Seller shall only be allowed to vote those TMG Shares that have been released from escrow to Seller, in accordance with the Escrow Agreement, in any matter put to the shareholders of TMG.  The parties agree that until released by the Escrow Agent, the TMG Shares are considered owned by TMG for Tax purposes.

ARTICLE VI
INDEMNIFICATION

Section 6.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, the first sentence of Section 3.05(a), Section 4.01, Section 4.02, Section 4.21 and Section 4.24 shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02     Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)     any inaccuracy in or breach of any of the representations or warranties of Seller or James contained in the Equity Purchase Agreement or in any certificate or instrument delivered by or on behalf of Seller or James pursuant thereto; or
(d)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or James pursuant to the Equity Purchase Agreement.

Section 6.03     Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, TMG and Buyer shall, jointly and severally, indemnify and defend each of Seller and her Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of TMG or Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of TMG or Buyer pursuant to this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TMG or Buyer pursuant to this Agreement;

(c)     any inaccuracy in or breach of any of the representations or warranties of TMG or Buyer contained in the Equity Purchase Agreement or in any certificate or instrument delivered by or on behalf of TMG or Buyer pursuant thereto; or

(d)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by TMG or Buyer pursuant to the Equity Purchase Agreement.

Section 6.04     Certain Limitations. The indemnification provided for in Section 6.02 shall be subject to the following limitations:

(a)     Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) and Section 9.02(a) of the Equity Purchase Agreement exceeds $550,000 (the "Basket"), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02(a) and Section 9.02(a) of the Equity Purchase Agreement shall not exceed $5,250,000 (the "Cap").

(b)     Notwithstanding the foregoing, the limitations set forth in Section 6.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and the first sentence of Section 3.05(a).

(c)     Buyer and TMG shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) and Section 9.03(a) of the Equity Purchase Agreement exceeds the Basket, in which event Buyer and TMG shall be required to pay or be liable for all such Losses from the first dollar.  The aggregate amount of all Losses for which Buyer and TMG shall be liable pursuant to Section 6.03(a) and Section 9.03(a) of the Equity Purchase Agreement shall not exceed the Cap.

(d)     Notwithstanding the foregoing, the limitations set forth in Section 6.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.21 and Section 4.24.

(e)     For purposes of this ARTICLE VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.05     Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this ARTICLE VI is referred to as the "Indemnifying Party."

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Indemnifying Party's indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly or on behalf of a Person that is a supplier or customer of Seller, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) involves non-monetary relief, criminal or quasi-criminal allegations, or a matter in respect of which Buyer reasonably believes an adverse determination would have a Material Adverse Effect. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), such Indemnifying Party shall have the right to take such action as such Indemnifying Party deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by such Indemnified Party subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of such Indemnifying Party's election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after such Indemnified Party's receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), such Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Indemnifying Party's indemnification obligations, except and only to the extent that such Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by such Indemnified Party. The Indemnifying Party shall have fifteen (15) days after such Indemnifying Party's receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and such Indemnifying Party's professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access to Seller's premises and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of such Indemnifying Party's professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 15-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy such Indemnifying Party's obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 6.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08     Effect of Investigation. The representations, warranties and covenants of each Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Indemnified Party (including by any Representative thereof) or by reason of the fact that any Indemnified Party or any Representative thereof knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.09     Exclusive Remedy.  Except as otherwise provided in this Agreement, The indemnification obligations set forth in this Article VI are the exclusive remedy for a breach or alleged breach of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested (e.g., FedEx); or (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):
If to Seller:	Nicola Stephenson 200 Water Street, 3A Brooklyn, NY 11201 Email: nicola@thisismission.com

with a copy to:	Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, NY 10022 Facsimile: (646) 390-6916 Email: rieger@thsh.com Attention: James Rieger

If to Buyer or TMG:
Troika-Mission Holdings, Inc.
101 S. La Brea Avenue
Los Angeles, California 90036
Email: mtenore@troikamedia.com
Attention:  Michael Tenore

-and-

Troika Media Group, Inc.
101 S. La Brea Avenue
Los Angeles, California 90036
Email: cbroderick@troikamedia.com
Attention:  Christopher Broderick, COO

with a copy to:
Withers Bergman LLP
430 Park Avenue, 10th Floor
New York, NY 10022
Facsimile:  (212) 824-4270
Email:  david.guin@withersworldwide.com
Attention:  David Guin

-and-

Withers Worldwide
Studio Legale Withers
Via Durini 18, 20122 Milano
Email:  anthony.indaimo@withersworldwide.com
Attention:  Anthony Indaimo

Section 7.03     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement between the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party shall not assign its/her rights or obligations hereunder without the prior written consent of the other parties, which consent may be withheld, conditioned or delayed in each such other party's sole and absolute discretion. Any purported assignment in violation of the foregoing sentence shall be void and shall be of no force or effect.

Section 7.08     No Third-party Beneficiaries. Except as provided ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND/OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(c).

Section 7.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO GOODWILL PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date first set forth above.

SELLER:

/s/  Nicola Stephenson

Nicola Stephenson, individually

TROIKA MEDIA GROUP, INC.

By: /s/     Christopher Broderick

Name:  Christopher Broderick

Title:     Chief Operating Officer

BUYER:

TROIKA-MISSION HOLDINGS, INC.

By: /s/       Michael Tenore

Name:       Michael Tenore

Title:          General Counsel